Exhibit 99.2

GXS Signs Letter Agreement to Acquire G International

Acquisition Enhances GXS’ Expertise and Capabilities in Key Industries and Expands
Company’s Reach in Growth Regions

Gaithersburg, Md. — Jan. 24, 2005 — GXS Corporation, a leading provider of B2B e-commerce solutions, announced today that it has signed a letter agreement to acquire the parent company of G International from Francisco Partners. The acquisition is subject to certain conditions and is expected to close in the second quarter of 2005.

G International owns the Electronic Data Interchange (EDI) and Business Exchange Services (BES) businesses that were formerly owned by the IBM Corporation. Francisco Partners, GXS’ majority shareholder, acquired G International from IBM on November 1, 2004. Today’s announcement is consistent with the intent expressed by Francisco Partners at the time it announced its agreement with IBM to acquire these businesses.

“Over the last few months, GXS and G International, as affiliated entities, have worked collaboratively to help customers enhance and expand their global B2B e-commerce capabilities,” said Gary Greenfield, president and CEO of GXS. “This acquisition will allow GXS to not only broaden its global presence in key geographies, but also allow former IBM customers to access GXS Corporation’s ever expanding portfolio of value-added B2B software and services.”

Through a multi-year strategic outsourcing agreement between G International and IBM, G International customers will not experience changes in service quality, network or infrastructure. G International customers will continue to access the same IBM network and infrastructure utilized prior to the merger.

This combination underscores GXS’ ability to expand on the vision of its next-generation integration services platform — GXS Trading Gridsm. Trading Grid is a feature-rich integration services infrastructure that connects global trading communities and enables a higher level of process integration and visibility.

About GXS Corporation
GXS Corporation is the parent company of Global eXchange Services (GXS) a leading worldwide provider of B2B e-commerce solutions that simplify and enhance business process integration and collaboration. Organizations worldwide, including over half of the Fortune 500, leverage the GXS Trading Grid to achieve balance between supply and demand. Active in the global standards arena, GXS solutions enable customers both large and small, to connect with global partners, synchronize product information, optimize inventory levels and demand forecasts, and accelerate the execution of supply chains.

Headquartered in Gaithersburg, Md., GXS provides sales and support to businesses and their partners worldwide. For more information visit our Web site at www.gxs.com.

All products and services mentioned are trademarks of their respective companies.

Caution Concerning Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. These factors include technological developments, customer demand, trading partner participation, network availability and availability of financing.

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Media Contact:
Larry De’Ath	Andrea Fuentes
Global Media & Analyst Relations	FitzGerald Communications
+1 (301) 340-4519	+1 (202) 973-2977
larry.death@gxs.com	afuentes@fitzgerald.com